** CERTAIN CONFIDENTIAL MATERIAL CONTAINED IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO 17 C.F.R. SUBSECTION 200.80(B)(4) 200.83 AND 230.406**


                                                                   EXHIBIT 10.18




                        DEVELOPMENT AND LICENSE AGREEMENT

                                     BETWEEN

                          METABASIS THERAPEUTICS, INC.


                                       AND


                            ICN PHARMACEUTICALS, INC.















                           DATED AS OF OCTOBER 1, 2001

                                TABLE OF CONTENTS

                                                                            PAGE
ARTICLE I DEFINITIONS AND INTERPRETATION...................................   1

         1.1      Definitions..............................................   1
         1.2      Interpretation...........................................   6

ARTICLE II LICENSE.........................................................   6

         2.1      License..................................................   6
         2.2      Sublicense...............................................   6
         2.3      Exclusivity..............................................   7
         2.4      Provision of Information.................................   7
         2.5      Limits on the Use of Licensed Compound by Metabasis......   7
         2.6      Optimization of Licensed Compound........................   7
         2.7      Non Competition..........................................   8

ARTICLE III SUBSTITUTE COMPOUND............................................   8


ARTICLE IV COMPENSATION....................................................   9

         4.1      License Fee..............................................   9
         4.2      Milestone Payments.......................................   9
         4.3      Royalties................................................  10
         4.4      Duration of Royalty Obligations..........................  11
         4.5      Payment Terms............................................  11
         4.6      Taxes....................................................  11
         4.7      Reports..................................................  12
         4.8      Records..................................................  12
         4.9      Sales in Foreign Currencies..............................  13

ARTICLE V DEVELOPMENT STEERING COMMITTEE...................................  14

         5.1      Appointment and Administration of the Development
                  Steering Committee.......................................  14
         5.2      Responsibility and Authority of the Development Steering
                  Committee................................................  14

ARTICLE VI DEVELOPMENT AND MARKETING OBLIGATIONS...........................  15

         6.1      Commercial Development Obligation........................  15
         6.2      Use of Name..............................................  16

ARTICLE VII FUTURE COLLABORATION...........................................  16

         7.1      New Products.............................................  16
         7.2      [REDACTED] Prodrug Option................................  17
         7.3      Discovery of New Hepatitis B Drugs.......................  18

ARTICLE VIII INTELLECTUAL PROPERTY.........................................  18

         8.1      Patent Prosecution and Maintenance.......................  18
         8.2      Notification of Infringement.............................  19
         8.3      Patent Enforcement.......................................  19
         8.4      Ownership................................................  19
         8.5      Trademarks...............................................  20
         8.6      Defense of Infringement and Invalidity Actions...........  21

ARTICLE IX REPRESENTATIONS, WARRANTIES AND LIMITATION OF LIABILITY.........  21

         9.1      Representations of Metabasis.............................  21
         9.2      Representations of ICN...................................  22
         9.3      Disclaimer of Warranties.................................  22

ARTICLE X INDEMNIFICATION AND INSURANCE....................................  23

         10.1     Indemnification by ICN...................................  23
         10.2     Indemnification by Metabasis.............................  23
         10.3     Obligations of the Party Seeking to Be Indemnified.......  24

ARTICLE XI CONFIDENTIALITY AND PUBLICATION.................................  24

         11.1     Confidentiality..........................................  24
         11.2     Disclosure...............................................  24
         11.3     Publicity................................................  25
         11.4     Scientific Publications..................................  25

ARTICLE XII TERM AND TERMINATION...........................................  26

         12.1     Term.....................................................  26
         12.2     [Intentionally omitted]..................................  26
         12.3     Termination For Cause....................................  26
         12.4     Rights and Obligations Upon Termination for Cause........  27
         12.5     Surviving Provisions.....................................  28

ARTICLE XIII ASSIGNMENT; SUCCESSORS........................................  29

         13.1     Assignment...............................................  29
         13.2     Binding Upon Successors and Assigns......................  29
         13.3     Parties Guarantee Performance of Affiliates..............  29

ARTICLE XIV DISPUTE RESOLUTION.............................................  29

         14.1     Arbitration..............................................  29
         14.2     Pre-Arbitration Dispute Resolution.......................  30
         14.3     Provisional Remedy.......................................  30
         14.4     "Last Offer" Procedure...................................  30
         14.5     Confidentiality..........................................  31

ARTICLE XV GENERAL PROVISIONS..............................................  31

         15.1     Relationship of the Parties..............................  31
         15.2     Excusable Delay..........................................  31
         15.3     Notices..................................................  31
         15.4     Expenses.................................................  32
         15.5     Further Assurances.......................................  32
         15.6     Amendment................................................  33
         15.7     Waiver...................................................  33
         15.8     No Third Party Beneficiaries.............................  33
         15.9     Entire Agreement.........................................  33
         15.10    Construction.............................................  33
         15.11    Incorporation of Exhibits................................  33
         15.12    Counterparts.............................................  33
         15.13    Severability.............................................  34
         15.14    Bankruptcy...............................................  34
         15.15    Remedies Cumulative......................................  34
         15.16    Governing Law............................................  34

                        DEVELOPMENT AND LICENSE AGREEMENT


         This Development and License Agreement (this AGREEMENT) is made as of October 1, 2001 (the CLOSING DATE) by and among Metabasis Therapeutics, Inc., a Delaware corporation (METABASIS) and ICN Pharmaceuticals, Inc., a Delaware corporation (ICN).

                                    RECITALS


         A. Metabasis is engaged in the research and development of therapeutic products and technologies.

         B. Metabasis has acquired or possesses the right to license worldwide proprietary rights to certain HepDirect Compounds for the treatment of Hepatitis B.

         C. ICN has expertise in researching, developing, manufacturing and marketing pharmaceutical products for the treatment of human diseases and wishes to develop, manufacture, and market Products based on the Licensed Compound in accordance with this Agreement.

         D. Metabasis wishes to grant an exclusive license to ICN and ICN wishes to acquire an exclusive license with respect to, and to develop, manufacture, and market Products, in accordance with this Agreement.

                                    AGREEMENT

         In consideration of the above and the mutual covenants set forth in this Agreement and other valuable consideration received by the Parties, the Parties agree as follows.

                                   ARTICLE I

                         DEFINITIONS AND INTERPRETATION

         1.1      DEFINITIONS

         In this Agreement, capitalized terms have the respective meanings set forth below.

         ACT means the Federal Food, Drug and Cosmetic Act (21 U.S.C.Section 301, et seq.), including any amendments or supplements.

         ACCOUNTING PERIOD means a calendar quarter commencing on the first day of an Accounting Period, respectively January 1, April 1, July 1, and October 1, each being the first day, and finishing the last day of an Accounting Period respectively on March 31, June 30, September 30 and December 31, each being the last day.

         ADJUSTED GROSS SALES means the amount of gross sales in the Territory of Products (whether in active ingredient form, semi-finished form, finished product form, or otherwise) invoiced by ICN and its Affiliates to Third Parties less deductions for returns (including allowances actually given for spoiled, damaged, out-dated, rejected, returned Products sold, withdrawals and recalls), rebates (price reductions, rebates to social and welfare systems, chargebacks, and government mandated rebates), cash and volume (quantity) discounts, commissions or concessions paid to Third Parties, taxes (value added or sales taxes, government mandated exceptional taxes and other taxes imposed on the gross sales amount but excluding income taxes), as reported on a product by product basis in ICN's worldwide financial reporting system in accordance with GAAP as measured in U.S. Dollars for the countries concerned, whereby the amount of such sales in foreign currencies is converted into U.S. Dollars on a basis consistent with Section 4.9. Notwithstanding the foregoing, amounts received by ICN and its Affiliates for the sale of Products among ICN and its Affiliates for resale will not be included in the computation of Adjusted Gross Sales.

         AFFILIATE of a Party means any corporation or other business entity that controls, is controlled by, or is under common control with a Party, where CONTROL means direct or indirect ownership of more than fifty percent (50%) of the voting interest in a corporation or entity, or such other relationship as, in fact, constitutes actual control of management.

         AGREEMENT has the meaning set forth in the preamble.

         APPROVAL AUTHORITY means a governmental authority whose approval is required in a country for any Product Registration.

         BANKRUPTCY CODE means Title 11, U.S. Code.

         BREACHING PARTY has the meaning set forth in Section 12.3.

         BUSINESS DAY means a day when banks are open for business in Los Angeles, California.

         CLAIMS has the meaning set forth in Section 10.1.

         CLOSING DATE has the meaning set forth in the preamble.

         COMBINED PRODUCT means a pharmaceutical product with two or more active ingredients, one of which is a Product and one or more of which is not, sold as a single item for one price.

         COMPASSIONATE SALES means, with respect to a Product in any country in the Territory, any sale of the Product by ICN or any of its Affiliates or Sublicensees that is required by a governmental authority to be made to certain persons or classes of persons in such country, before or after the Product has been approved for use in such country by the Approval Authority, but before the price of the Product (or reimbursement for the Product) has been determined by the applicable governmental authority in such country.

         DEVELOPMENT PLAN means the plan to be prepared and approved by the Development Steering Committee pursuant to Section 5.2 for development of the Licensed Compound in accordance with this Agreement, as amended from time to time by the Development Steering Committee.

         DEVELOPMENT STEERING COMMITTEE has the meaning set forth in Section
5.1.

         EMEA means the European Medicines Evaluation Agency, or any successor.

         EUROPEAN UNION means the amalgamation of European member states created by the Treaty on European Union (commonly called the Maastricht Treaty) effective January 1, 1993.

         FDA means the United States Food and Drug Administration, or any successor.

         FIELD means all human pharmaceutical and diagnostic applications of the Products.

         FIRST COMMERCIAL SALE means, with respect to a Product in any country in the Territory, the first arms-length sale to a Third Party purchaser in such country of commercial quantities of a Product by ICN or any of its Affiliates or Sublicensees, after Product Registration in such country, which transfers physical possession and title to the Product, provided, however, that any Compassionate Sales or sales for pre-marketing, testing, or sampling will not be a First Commercial Sale.

         GAAP means United States generally accepted accounting principles consistently applied.

         HANDLE has the meaning set forth in Section 8.1.

         HEPDIRECT COMPOUNDS means all compounds that fall within the scope of the HepDirect Technology which are owned by Metabasis or to which Metabasis has rights to grant licenses or to grant other rights under this Agreement.

         HEPDIRECT TECHNOLOGY means all proprietary information, and all patentable and non-patentable inventions, discoveries, experience, disclosure claims, formulas, processes, procedures, compositions of matter, specifications, methods, techniques, trade secrets, technologies, data, know-how, results (including physical, chemical, biological, toxicological, pharmacological, pre-clinical and clinical data, product forms and formulations of the Licensed Compound) which are owned, possessed, developed, conceived, acquired by, or licensed to Metabasis that are useful for making prodrugs that are metabolized to an active compound primarily in the liver, and generally set forth in the specifications or supporting any of the claims in any of the WO/99/45016 publication dated 10 September 1999, the WO/00/52015 publication dated 8 September 2000, or the WO/01/18013 dated 15 March 2001 regardless of whether any such claims eventually issue in a patent in the United States or elsewhere.

         ICN has the meaning set forth in the preamble.

         INDEMNIFIED PARTY has the meaning set forth in Section 10.3.

         INDEMNIFYING PARTY has the meaning set forth in Section 10.3.

         LICENSED COMPOUND means all forms of MB6866 including all salts and prodrugs thereof, or any Substitute Compound substituted in accordance with
Article III, and its various forms including salts and prodrugs.

         LICENSED PATENTS means rights under patents and patent applications, as well as corresponding certificates of invention or certificates of protection, substitutes, extensions, supplementary protection certificates, renewals, continuations-in-part, divisions, patents of addition (re-examination or re-issue), to which Metabasis has the right to grant licenses or sublicenses without breach of other agreements to which Metabasis is a party on the Closing Date, in any country of the Territory, which (a) but for this Agreement would be infringed by the developing, making, having made, marketing, importing, using, offering for sale or sale by ICN, its Affiliates or Sublicensees of Products in the Field and (b) are owned by, or licensed to, Metabasis as of the Closing Date or during the Term, to the extent such rights are legally necessary to develop, make, have made, market, import, use, offer for sale or sell a Product in the Field in the Territory. Licensed Patents include, without limitation, the patents and patent applications set forth on Schedule A.

         LICENSED TECHNOLOGY means all HepDirect Technology to which Metabasis has the right to grant licenses or sublicenses hereunder, without breach of other agreements to which Metabasis is a party, on the Closing Date or during the Term, which are useful to develop, make, have made, market, import, use, offer for sale or sell a Product in the Field in the Territory. By way of clarification,Licensed Technology includes all HepDirect Technology conceived or acquired in whole or in part by Metabasis on or after the Closing Date including without limitation the items set forth in Section 8.4(a) below.

         MAJOR MARKET COUNTRY means each of the following countries and its territories and possessions: the Benelux countries, France, Germany, Italy, Japan, Spain, the United Kingdom, and the United States.

         METABASIS has the meaning set forth in the preamble.

         MILESTONE means any event relating to the development and commercialization of Products set forth in Section 4.2.

         MILESTONE PAYMENT means any of the payments required under in Section 4.2.

         NDA means a New Drug Application filed with the FDA for marketing approval for a drug pursuant to the Act and the Regulations.

         NET SALES means the amount calculated by subtracting from the amount of Adjusted Gross Sales a lump sum deduction of [REDACTED] of Adjusted Gross Sales in Major Market Countries and [REDACTED] of Adjusted Gross Sales in countries other than Major Market Countries, in lieu of any other deductions (including deductions which are not accounted for on a product by product basis, such as outward freight, postage charges, transportation, insurance, packaging materials for dispatch of goods, custom duties, bad debt, discounts granted later than at the time of invoicing and other direct sales expenses).

         NEW PRODUCT has the meaning set forth in Section 7.1(a).

         NON-BREACHING PARTY has the meaning set forth in Section 12.3(a).

         PARTY means each of Metabasis and ICN.

         PHASE I CLINICAL TRIAL means the initial introduction of an investigational new drug into humans primarily designed to determine the metabolism and pharmacologic actions of the drug in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness, and also may include studies of drug metabolism, structure-activity relationships, and mechanism of action in humans, as well as studies in which investigational drugs are used as research tools to explore biological phenomena or disease processes.

         PHASE II CLINICAL TRIAL means a controlled clinical study conducted primarily to evaluate the effectiveness of a drug for a particular indication or indications in patients with the disease or condition under study and to determine the common short-term side effects and risks associated with the drug.

         PHASE III CLINICAL TRIAL means an expanded controlled and uncontrolled clinical trial performed after preliminary evidence suggesting effectiveness of a drug has been obtained, primarily in order to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of the drug and to provide an adequate basis for physician labeling.

         PRODUCT means any human pharmaceutical product containing, in whole or as a component, the Licensed Compound.

         PRODUCT PERCENTAGE means the proportion of a Combined Product attributable to a Product, as agreed by the Parties after consideration of (i) the respective contribution of each active ingredient to the overall efficacy of the Combined Product, (ii) the respective market value of the Licensed Compound used alone and the other active ingredients used alone, (iii) the respective cost of goods for the Licensed Compound and the other active ingredients, and
(iv) other factors customarily used in the pharmaceuticals industry to apportion value to active ingredients of pharmaceutical products.

         PRODUCT REGISTRATION means with respect to a particular country all government approvals required by any government or regulatory authority to permit the sale of Products in such country.

         RECIPIENT has the meaning set forth in Section 11.2(a).

         REGULATIONS means the regulations made under the Act, as amended or supplemented.

         [REDACTED] PRODRUG means a HepDirect Compound that is metabolized into [REDACTED] in humans.

         ROYALTY OBLIGATION PERIOD has the meaning set forth in Section 4.4.

         SUBLICENSEE means each person to whom ICN has granted a sublicense under Section 2.2.

         SUBSTITUTE COMPOUND means a HepDirect Compound provided to ICN pursuant to Article III.

         TERM means the term of this Agreement, as set forth in Section 12.1.

         TERRITORY means all the countries of the world and their territories and possessions.

         THIRD PARTY means any person other than Metabasis, ICN, or any of their Affiliates.

         UNITED STATES means the United States of America and its territories and possessions.

         1.2 INTERPRETATION

         In this Agreement, unless the context requires otherwise

                  (a)      the singular includes the plural and vice versa;

                  (b) words denoting persons include corporations, partnerships and other legal persons;

                  (c)      a reference to a specified section, paragraph or
schedule is a reference to that specified section, paragraph or schedule of this Agreement;

                  (d) the article and section headings and the Table of Contents are for convenience only and do not affect the interpretation of this Agreement;

                  (e)      "including" means including without limitation; and

                  (f) a reference to a Party includes its successors and permitted assigns.

                                   ARTICLE II

                                     License

         2.1      LICENSE

         Subject to the terms and conditions of this Agreement and effective as of the Closing Date, Metabasis grants to ICN, and ICN accepts, the right and license under the Licensed Patents and the Licensed Technology within the Field throughout the Territory (with the right to grant sublicenses in accordance with Section 2.2), to develop, manufacture, have manufactured, market, import, use, offer for sale, and sell Products. The license is exclusive (even as to Metabasis) with respect to the Licensed Patents and with respect to the Licensed Technology. This Section 2.1 does not prevent Metabasis from granting licenses to Third Parties with respect to products that do not fall within the definition herein of Products.

         2.2      SUBLICENSE

                  (a) Subject to Sections 2.2(b), 6.1 and 12.4, ICN has the sole and exclusive right to grant sublicenses under the Licensed Patents, and to grant sublicenses under the Licensed Technology, in each case within the Field throughout the Territory, to any Affiliate or Third Party (as such, a SUBLICENSEE), to develop, manufacture, have manufactured, market, import, use, offer for sale, and sell Products.

                  (b) In the case of any sublicense to an Affiliate of ICN, ICN will send written notice to Metabasis disclosing the identity of such Affiliate and the scope and other terms of such sublicense. In the case of any proposed sublicense to a Third Party, ICN must obtain the written consent of Metabasis prior to the grant of any such sublicense under this Agreement. ICN will request such consent from Metabasis by written notice to Metabasis disclosing the identity of the proposed Third Party Sublicensee and the proposed scope and other terms of the sublicense. Metabasis will not unreasonably withhold or delay such consent.

                  (c) ICN shall remain responsible for ensuring compliance with the terms of this Agreement by Sublicensees.

                  (d) Any sublicense granted by ICN other than in conformity with the provisions of this Section 2.2 shall be null and void.

         2.3      EXCLUSIVITY

         Except as provided in Section 2.1 and as permitted by Sections 6.1,
12.3 and 12.4, Metabasis will not license or otherwise grant any rights under the Licensed Patents or the Licensed Technology to develop, manufacture, have manufactured, market, import, use, offer to sell, or sell Products during the Term in the Territory within the Field.

         2.4      PROVISION OF INFORMATION

         During the Term, as soon as practicable after it becomes available and upon ICN's request, Metabasis will disclose and provide information relating to the Licensed Patents and the Licensed Technology to ICN to the extent necessary or useful to enable ICN to perform its obligations under this Agreement, including, to the extent reasonably available to Metabasis, information relating to manufacturing, clinical data, any agreements in respect of the Licensed Compound, and any related correspondence with the FDA. Such information is subject to the confidentiality provisions of Article XI hereof.

         2.5      LIMITS ON THE USE OF LICENSED COMPOUND BY METABASIS

         From the Closing Date, Metabasis and its Affiliates will not develop, manufacture, have manufactured, market, import, use, offer for sale, or sell the Licensed Compound, other than as contemplated by this Agreement. The rights granted hereunder are to the exclusion of Metabasis, except as otherwise set forth in this Agreement.

         2.6      OPTIMIZATION OF LICENSED COMPOUND

         ICN will be responsible for, but Metabasis will supply reasonable assistance at ICN's request, in the form of advice, consultation, review and communication of data to the extent reasonably available to Metabasis, concerning all chemistry efforts to optimize the Licensed Compound with respect to its desired efficacy, metabolic profile, bio-availability, scale-up synthesis, physiological clinical properties and cost of goods considerations, and in particular to optimize the yield of the chemical synthesis for the scale-up production. In addition, with respect to the selected compound MB6866, Metabasis will supply at its expense a sufficient amount of such compound for preclinical and development studies, currently estimated to be [REDACTED]

[REDACTED]. In addition, Metabasis will also provide [REDACTED] to ICN for the control experiments. With respect to any Substitute Compound, Metabasis will provide the same assistance as referred to above concerning MB6866 as well as an initial supply of [REDACTED] of any such Substitute Compound for initial preclinical studies, and the technical documentation and expertise and support to make any such Substitute Compound. Metabasis represents and warrants that all chemistry efforts and studies which Metabasis is required to provide under this Agreement for an IND filing with respect to the Licensed Compound have been or will be conducted in accordance with the agreed IND and NDA timetables determined by the Development Steering Committee.

         2.7      NON COMPETITION

         Metabasis agrees that for so long as ICN is engaged in the development of, or manufactures, has manufactured, markets, imports, uses, offers for sale or sells, a Product during the Term pursuant to the Agreement, Metabasis and its Affiliates will not engage in the development of, or manufacture, have manufactured, market, import, use, offer for sale or sell, any product containing HepDirect Compounds of PMEA, or license, assign, permit or otherwise assist, Third Parties to engage in any of such activities.

                                  ARTICLE III

                               SUBSTITUTE COMPOUND

         If ICN, after consultation with the Development Steering Committee, reasonably determines that the further development of the Licensed Compound is not desirable because it will not be successful, will violate any Third Party patent, or for a comparable reason decides not to pursue such development, ICN will provide written notice of such determination to Metabasis. Metabasis will then promptly and in good faith provide to ICN a complete list of all prodrugs of PMEA which Metabasis has the right to license and all other HepDirect Compounds which, based on the information available to Metabasis at the time such list is prepared, a reasonable person would expect to have potential for use in the treatment of Hepatitis B in humans, on which list Metabasis will identify those compounds determined by Metabasis to have the greatest likelihood of success for use in the treatment of Hepatitis B in humans. ICN will have a period of sixty (60) days from the date it receives the list from Metabasis to evaluate the listed HepDirect Compounds, and to select one of them for development by written notice to Metabasis (the SUBSTITUTE COMPOUND). Any additional research and development costs required to provide the Substitute Compound will be paid by ICN. From the date when the selection of the Substitute Compound is made by ICN, the Substitute Compound will be deemed to be the Licensed Compound for the purposes of this Agreement, the compound it replaces will cease to be the Licensed Compound and Metabasis will recover the rights to the compound it replaces. The substitution rights of ICN under this Article III shall continue during the time in which a Product is in the development stage and may be exercised more than once until the First Commercial Sale of a Product. It is understood and agreed that the license fee provided for in
Section 4.1 and the milestone payments provided for in Section 4.2 will not be paid more than once under this Agreement regardless of the substitution of a compound or compounds for the original Licensed Compound hereunder.

                                   ARTICLE IV

                                  COMPENSATION

         4.1      LICENSE FEE

         ICN will pay to Metabasis an initial nonrefundable license fee in the amount of Two Million Dollars ($2,000,000), One Million Dollars ($1,000,000) of which will be payable on the Closing Date; Five Hundred Thousand Dollars ($500,000) of which will be payable six (6) months after the Closing Date; and the remaining Five Hundred Thousand Dollars ($500,000) of which will be payable twelve (12) months after the Closing Date. Notwithstanding any contrary provision of this Agreement, ICN's obligations under this Section 4.1 shall be unconditional, shall survive any termination of this Agreement and shall not be subject to any offset or other reduction.

         4.2      MILESTONE PAYMENTS

                  (a)      In addition to the license fee payable under Section
4.1

                           (i) upon the initiation of the first [REDACTED] Clinical Trial for the first Product for which [REDACTED] Clinical Trials are undertaken by ICN or any of its Affiliates or any Sublicensee, ICN will make a one-time payment to Metabasis in the amount of [REDACTED];

                           (ii) upon the initiation of the first [REDACTED] Clinical Trial for the first Product for which [REDACTED] Clinical Trials are undertaken by ICN or any of its Affiliates or any Sublicensee, ICN will make a one-time payment to Metabasis in the amount of [REDACTED];

                           (iii) upon the filing of the first [REDACTED] for the first Product for which an [REDACTED] by ICN or any of its Affiliates or any Sublicensee, ICN will make a one-time payment to Metabasis in the amount of [REDACTED];

                           (iv) upon the first approval by the [REDACTED] for the first Product in respect of which an [REDACTED], ICN will make a one-time payment to Metabasis in the amount of [REDACTED]; and

                           (v) upon the [REDACTED] of a Product by ICN or any of its Affiliates or any Sublicensee in a Major Market Country, ICN will make a one-time payment to Metabasis in the amount of [REDACTED].

                  (b) Each Milestone Payment due under Section 4.2(a) will be due only once for the first Product in respect of which the indicated Milestone occurs, regardless of the substitution for the Licensed Compound of a Substitute Compound pursuant to Article III. ICN will promptly notify Metabasis in writing of the occurrence of each Milestone and make all Milestone Payments within thirty (30) days after the occurrence of the Milestone. The subsequent occurrence of any similar event in respect of any Product will not give rise to any additional obligation of ICN to make a Milestone Payment with respect to such subsequent event.

         4.3      ROYALTIES

                  (a) In addition to the amounts payable under Sections 4.1 and 4.2, ICN will pay Metabasis, in any calendar year during the Royalty Obligation Period, a royalty in an amount equal to [REDACTED] on the first [REDACTED] of Net Sales of each Product and [REDACTED] on Net Sales of each Product in excess of [REDACTED]. If a Product is included in a Combined Product, the royalty on the Product will be calculated as the applicable percentage of Net Sales of the Combined Product as determined above in this Section 4.3(a), multiplied by the Product Percentage. The Parties will use their best efforts to agree upon the Product Percentage for a Combined Product prior to the first launch of that Product.

                  (b) Royalties on Net Sales will be calculated quarterly as of March 31, June 30, September 30 and December 31 (each being the last day of an Accounting Period) and will be paid by ICN quarterly within sixty (60) days after the end of each Accounting Period in which such Net Sales occur, commencing with the calendar quarter in which the First Commercial Sale of any Product is made by ICN, any of its Affiliates or any Sublicensee.

                  (c) ICN may, with the consent of Metabasis which may not be unreasonably withheld or delayed, obtain a license under any issued patent from one or more Third Parties which patent, but for such license, would be infringed by the development, manufacture, having manufactured, marketing, importing, use, offering for sale or sale of Products in the Territory. In such a case, ICN may reduce the royalties otherwise due to Metabasis hereunder by an amount equal to [REDACTED] of the total cumulative consideration paid by ICN to such Third Party or Third Parties, including any upfront payments, milestone payments and royalties, provided, however, that such reduction shall not cause the royalties due to Metabasis in any calendar year to fall below one half of the royalties which would otherwise be due to Metabasis in such year. Any portion of such reduction which is unused in any year because of the foregoing proviso may be applied by ICN in one or more subsequent years.

                  (d) If a Third Party sells a product which is generically equivalent to a Product in any country in which ICN, an Affiliate or Sublicensee is selling such Product, the royalty payable by ICN to Metabasis under this Agreement with respect to such Product in each such country will be reduced to [REDACTED] of Net Sales. For the purposes of this Section 4.3(d), generic equivalence will be as understood by the Approval Authority or other applicable authority in the particular country.

                  (e) If an Approval Authority imposes a price limitation for specific indications or patients, and ICN claims that such limitation significantly adversely affects its profitability for a Product in such country, there will be an appropriate reduction in the applicable royalty to reflect the diminution in profitability for the affected Product, which reduction will apply for so long as such price limitation continues to have such effect. If the Parties fail to promptly agree to the amount of the reduction in the royalty, the matter will be referred to arbitration pursuant to Article XIV and the amount of such reduction will be definitively determined by an arbitrator in accordance with the "last offer" procedure referred to in Section 14.4. ICN will use reasonable commercial efforts to resist the imposition or continuation of any such price limitation.

                  (f) With respect to sublicenses entered into by ICN with a Third Party in a country in the Territory, ICN will pay to Metabasis consideration, if, when, and as received by ICN, equal to [REDACTED] of the amount of any license fees, milestones, or other cash consideration and/or [REDACTED] of the value of any non-cash consideration in respect of such sublicense agreement received by ICN. For a period of ten (10) years from the Closing Date or the life of the longest running patent that covers the manufacture, use or sale of the Product in such country, whichever is greater, Metabasis will also receive, in lieu of receiving a royalty on sales by the Sublicensee, the lesser of (i) the royalty set forth in Section 4.3(a) as applied to the Sublicensee's Net Sales or (ii) [REDACTED] of any royalty or similar payments received by ICN under the sublicense agreement.

         4.4      DURATION OF ROYALTY OBLIGATIONS

         The period during which ICN is required to pay the royalty under
Section 4.3 with respect to each Product (the ROYALTY OBLIGATION PERIOD) will terminate in each country in the Territory upon the occurrence of the later of:

                  (a) the expiration or invalidation in such country of the last to expire or be invalidated Licensed Patent which but for this Agreement would be infringed by the manufacture, use or sale of such Product in such country; and

                  (b) ten (10) years after the First Commercial Sale in such country of such Product.

         4.5      PAYMENT TERMS

                  (a) ICN will make all payments required under this Agreement in United States Dollars to Metabasis by wire transfer of immediately available funds to a bank account of Metabasis designated by Metabasis from time to time in accordance with this Agreement.

                  (b) In the event that any payment due hereunder, including any upfront payment, royalty payment and milestone payment, is not made when due, the payment shall accrue interest from the date due at the 30-day LIBOR in effect on the date such payment was due plus three percentage points, provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit a party from exercising any other rights it may have as a consequence of the lateness of any payment.

         4.6      TAXES

         All amounts owed under this Agreement will be reduced and paid after deduction as required by law for all applicable taxes, fees, and other charges on such amounts except taxes imposed with respect to or based on a Party's net income. In particular, any tax required to be withheld by ICN under the laws of any country for the account of Metabasis (withholding taxes) will be promptly paid by ICN for and on behalf of Metabasis to the appropriate governmental authority, and ICN will furnish Metabasis with proof of payment of such tax. All such tax actually paid on Metabasis' behalf will be deducted from royalty payments due Metabasis or promptly reimbursed to ICN if no further payments are due Metabasis. ICN will reasonably assist Metabasis in minimizing the withholding taxes applicable to any payment made by ICN and in claiming tax refund at Metabasis' request. Each Party agrees to reasonably assist the other Party in claiming exemption from such withholding of taxes of any type under double taxation or similar agreement or treaty from time to time in force and in minimizing the amount required to be so withheld or deducted.

         4.7      REPORTS

                  (a) Not more than sixty (60) calendar days after the end of each Accounting Period, ICN will give Metabasis a written report estimating the Net Sales, if any, for such Accounting Period (unless ICN makes the royalty payment required by Section 4.3 within such sixty (60) day period in which case
Section 4.7(b) shall apply), and summarizing any Milestones met during such Accounting Period or certifying that no Milestones were met during such Accounting Period.

                  (b) With each royalty payment ICN will deliver to Metabasis a full and accurate accounting of the basis for determining such royalty payments including supporting documentation and the following information:

                           (i) total Adjusted Gross Sales for each Product subject to royalty sold (by country) by ICN, its Affiliates and Sublicensees; and

                           (ii) total royalties payable to Metabasis for the relevant period.

         4.8      RECORDS

         ICN and its Affiliates will keep, and will require its Sublicensees to keep, full, true and accurate books of account containing all particulars that may be necessary for the purpose of calculating all royalties and Milestone Payments payable to Metabasis with accounting principles consistently applied from period to period, in accordance with GAAP. Such books of account will be kept, as the case may be, at ICN's or its Affiliate's or Sublicensee's principal place of business. From time to time in accordance with this Agreement, a nationally recognized independent public accounting firm retained by Metabasis may perform an audit of such books and records of ICN, its Affiliates and Sublicensees for the period or periods requested by Metabasis for the purpose of ensuring compliance with the terms of this Agreement by ICN, its Affiliates and Sublicensees with respect to all Milestone Payments, royalties and other amounts payable to Metabasis under this Agreement, including the correctness of any report or payments made under this Agreement. Upon timely request of at least thirty (30) days' prior written notice from Metabasis, such audit will be conducted during regular business hours in such a manner as to not unnecessarily interfere with ICN's normal business activities or those of its Affiliates or Sublicensees, and will be limited to results in the two (2) calendar years prior to delivery of such written notice. Such audit will not be performed more frequently than once per calendar year nor more frequently than once with respect to any Accounting Period. All information, data documents and abstracts examined in the audit will be used only for the purpose of verifying royalty statements or compliance with this Agreement, will be treated by Metabasis as ICN confidential information subject to the obligations of Article 11 of this Agreement and need not be retained more than one (1) year after completion of an audit hereof, if an audit has been requested; nor more than two
(2) years from the end of the calendar year to which each pertains; nor more than one (1) year after the date of termination of this Agreement. Audit work papers and results will be shared by ICN and Metabasis. If the audit reveals an underpayment, ICN will promptly make up such underpayment. The failure of Metabasis to request verification of any royalty calculation within the period during which corresponding records must be maintained will be deemed to be acceptance of the royalty reporting. The fees charged by such accountant will be paid by Metabasis unless the audit discloses that any Milestone Payment was not paid in accordance with this Agreement or the royalties payable by ICN or its Affiliates or Sublicensees for the audited period are more than one hundred ten percent (110%) of the royalties actually paid for such period, in which case ICN will pay the fees and expenses charged by the accountant. ICN will require each of its Affiliates and Sublicensees to make reports to ICN to the same extent as is required of ICN to Metabasis pursuant to this Agreement and to keep and maintain records of Net Sales made pursuant to such sublicense and to grant access to such records to Metabasis' independent accountant to the same extent required of ICN under this Agreement. Any disagreement between Metabasis and ICN concerning alleged overpayments or underpayments or other disputes arising from such audits will be resolved by the dispute resolution procedure set forth in
Article XIV.

         4.9      SALES IN FOREIGN CURRENCIES

         Whenever for the purpose of calculating royalties, conversion from any foreign currency is required, such conversion will be made as follows:

         (a) for ICN and its Affiliates, when calculating the Adjusted Gross Sales, the amount of such sales in foreign currencies will be converted into United States Dollars as computed in ICN's United States Dollars financial reporting system for the countries concerned, using for internal foreign currency translation ICN's then current standard practices actually used on a consistent basis in preparing its audited financial statements in accordance with GAAP; and

         (b) for a Sublicensee in a country, when calculating the Adjusted Gross Sales, the amount of such sales estimate will be reported by the Sublicensee to ICN within sixty (60) days from the end of an Accounting Period, after having converted each applicable monthly sales amount in foreign currency into United States Dollars (or applicable reporting currency) using the average rate of exchange published in the United States Federal Reserve Releases H.10 and G5 (or some other source agreed upon in writing by the Parties for any particular country) for each respective month of the applicable Accounting Period; and

         (c) when calculating the royalties on Net Sales, such conversion will be in accordance with ICN's then current standard practices and GAAP.

                                   ARTICLE V

                         DEVELOPMENT STEERING COMMITTEE

      5.1   APPOINTMENT AND ADMINISTRATION OF THE DEVELOPMENT STEERING COMMITTEE

            (a) As soon as practicable after the execution of this Agreement and in no event later than thirty (30) days after the Closing Date, the Parties will establish a four (4) person steering committee to oversee and review the development of Products, which will include two (2) representatives of each of Metabasis and ICN (the DEVELOPMENT STEERING COMMITTEE) and will be chaired by one of the representatives of ICN. At least one member appointed by each Party will be a senior officer of such Party responsible for product development or a person with substantial experience in product development for similar products who is acceptable to the other Party. Each Party, at its sole discretion, may at any time during the Term of this Agreement replace a member it has the right to designate upon prior written notice to the other Party. Each Party will use reasonable efforts to cause its respective representatives to attend all meetings of the Development Steering Committee. Each Party will bear the travel and out-of-pocket expenses incurred by its members or representatives in connection with the Development Steering Committee's meetings.

            (b) The Development Steering Committee will meet at least once every calendar quarter, or more or less frequently as the Parties mutually deem appropriate, on dates and at times and places as agreed by the Parties. The Development Steering Committee may also convene or be polled or consulted from time to time by means of telecommunications, video conferences or correspondence, as deemed by the Parties to be necessary or appropriate.

            (c) Any disagreement within the Development Steering Committee not promptly resolved within the Development Steering Committee will be promptly presented by the representatives on the Development Steering Committee to the executive of each of Metabasis and ICN who has the principal responsibility for his respective company's work under this Agreement. Such executives will promptly meet to discuss each Party's view and to explain the basis for disagreement. If such executives are unable to resolve such dispute, the matter will be resolved by the ICN executive who has the principal responsibility for ICN's work under this Agreement.

            (d) The Development Steering Committee will exist until the first approval of a Product by the relevant Approval Authority is obtained in each of the Major Market Countries, unless otherwise agreed by the Parties.

      5.2   RESPONSIBILITY AND AUTHORITY OF THE DEVELOPMENT STEERING COMMITTEE

      Subject to the other terms of this Agreement, the Development Steering Committee will be responsible only for all decisions concerning (i) clinical trials of Products, and (ii) the necessity for and selection of Substitute Compounds. Promptly after the signature hereof, the Parties will consult with each other concerning the preparation of the Development Plan pursuant to which all development with respect to the Licensed Compound will be conducted. ICN will give serious consideration to all reasonable suggestions made by Metabasis concerning the

Development Plan. The Development Plan will be subject to the review, comment, modification, and approval of the Development Steering Committee. The parties will keep each other informed through the Development Steering Committee as to the development of Products including contracts relating to their development, and the formulation used in respect of Products.

                                   ARTICLE VI

                      DEVELOPMENT AND MARKETING OBLIGATIONS

      6.1   COMMERCIAL DEVELOPMENT OBLIGATION

            (a) ICN will at its sole expense diligently develop, commercialize, promote and sell Products in each Major Market Country in the Field, as well as elsewhere in the Territory, as promptly as is reasonably and commercially feasible. For purposes of this Section 6.1(a), the standard of commercial feasibility shall mean the standard that ICN and companies comparable to ICN use for similar products of similar potential at a similar stage of development on a worldwide basis. Upon a showing of lack of commercial feasibility with respect to any country in the Territory other than a Major Market Country, ICN may upon written notice to Metabasis, without being in violation of its obligations under this Section 6.1(a), elect to cease developing, commercializing, promoting and selling Products in such country; provided that such election shall not release ICN from any of its obligations to Metabasis up to the date of such notice, including payment of all amounts owed to Metabasis up to such date. If within six months after such written notice ICN shall not have resumed diligently developing, commercializing, promoting and selling Products in such country in accordance with Section 6.1, all licenses granted to ICN pursuant to Section 2 with respect to such country shall become non-exclusive and ICN shall make available to Metabasis, to the extent they are available to ICN, all clinical information, data, INDs, NDAs and other Product Registrations applicable to all Licensed Compounds and Products to the extent necessary to permit Metabasis and/or its assignees, sublicensees and distributors to develop, commercialize, promote and sell Products in such country.

            (b) Until all of the milestone payments referred to in Section 4.2(a) have been paid, ICN will keep the Development Steering Committee fully informed on a reasonable basis as to ICN's progress in the development of Products, including without limitation in respect of all development, commercialization and marketing efforts undertaken by ICN, its Affiliates and Sublicensees, as applicable, with respect to the Licensed Compound and Products, by providing a written report of such efforts on a semiannual basis. Until all of the milestone payments referred to in Section 4.2(a) have been paid, Metabasis may request, no more often than once every calendar quarter, a meeting at which Metabasis may meet with the principal ICN individuals responsible for such development, commercialization and marketing. ICN agrees to arrange such a meeting promptly following such request. At such meeting the ICN representatives will discuss ICN's commercialization efforts for Products, including answering Metabasis' questions regarding such efforts. ICN may satisfy its obligation to meet with Metabasis under this Section 6.1(b) through meetings of the Development Steering Committee.

            (c) If ICN fails to meet a material obligation under this Section 6.1, then Metabasis may terminate this Agreement pursuant to Section 12.3.

      6.2   USE OF NAME

      Metabasis may not use the name of ICN or any of its Affiliates or any variant thereof, and ICN may not use the name of Metabasis or any variant thereof, in each case in connection with the advertising or sale of any Product, without the prior written consent of the other.

                                   ARTICLE VII

                              FUTURE COLLABORATION

      7.1   NEW PRODUCTS

            (a) For a period of five (5) years following the Closing Date, if Metabasis determines to develop or otherwise exploit with a Third Party a particular HepDirect Compound for the treatment of Hepatitis B in humans that is not subject to the license under Section 2.1 (a NEW PRODUCT), Metabasis will, before entering into negotiations with a Third Party, first offer to ICN the opportunity to participate in such development or exploitation by written notice to ICN setting forth in reasonable detail the proposed development or exploitation. ICN will have a period of [REDACTED] from receiving such notice to notify Metabasis in writing whether it wishes to participate. If ICN elects to participate, the Parties will negotiate in good faith the terms and conditions for such participation, which will include without limitation provision for the following payments to the extent they are in concept consistent with industry practice then applicable:

                        (i) upon execution of a definitive agreement, ICN will pay [REDACTED];

                        (ii) ICN will pay Metabasis [REDACTED] upon initiation of [REDACTED] Clinical Trials of the New Product;

                        (iii) ICN will pay Metabasis [REDACTED] upon approval by the [REDACTED] relating to the New Product;

                        (iv) ICN will pay Metabasis [REDACTED] upon the [REDACTED] of the New Product in a Major Market Country other than the United States by ICN or any of its Affiliates or any Sublicensee; and

                        (v) ICN will pay a royalty to Metabasis of [REDACTED] on Net Sales of the New Product.

            Metabasis may offer participation in the development or exploitation of the New Product to a Third Party, or entertain offers from and, subject to
Section 7.1(b), enter into an agreement with a Third Party to develop or exploit the New Product, if (i) ICN does not notify Metabasis during such [REDACTED] period that it wishes to participate in the development or exploitation of the New Product, (ii) ICN notifies Metabasis during such period that it does not wish to participate, or (iii) after good faith negotiation, ICN and Metabasis are unable to reach agreement on the terms and conditions for ICN's participation in the development or exploitation of the New Product within [REDACTED] from the date on which ICN notifies Metabasis that it wishes to participate.

            (b) Neither Metabasis nor any of its Affiliates will enter into a binding agreement with a Third Party concerning the development or exploitation of the New Product on terms substantially better as a whole (for the Third Party) than those offered to ICN under Section 7.1(a) unless Metabasis provides ICN with written notice setting forth the material terms and conditions upon which Metabasis or its Affiliates proposes to enter into an agreement with such Third Party (the THIRD PARTY CONDITIONS) and ICN fails within [REDACTED] from receiving such notice of the Third Party Conditions to commit to enter into an agreement with Metabasis on the Third Party Conditions. If ICN so commits during such [REDACTED] period, the Parties will promptly document an agreement setting forth such terms and conditions, and other terms and conditions within customary industry parameters. If the Parties do not agree on all terms and conditions of the participation of ICN in the development and exploitation of the New Product, arbitration, pursuant to Article XIV, will definitively determine, in accordance with the "last offer" procedure referred to in Section 14.4, such terms and conditions upon which the Parties do not agree. If ICN does not so commit during such period, then Metabasis may within [REDACTED] thereafter enter into such agreement with such Third Party on terms and conditions not substantially better as a whole (for the Third Party) than those included in Metabasis' notice to ICN of its proposal to enter into an agreement with such Third Party. Notwithstanding the above, if Metabasis has not entered into a binding agreement with a Third Party [REDACTED] of the expiration of the later of (i) the [REDACTED] period following Metabasis' written notice to ICN referred to in Section 7.1 (a), or (ii) the termination of the negotiation referred to in Section 7.1(a) (which negotiation may be terminated by written notice sent by either Party to the other Party), Metabasis will again offer participation concerning such New Product to ICN in accordance with this Section 7.1.

      7.2   [REDACTED] PRODRUG OPTION

      For a period of [REDACTED] years after the Closing Date, ICN will have the exclusive option to obtain an exclusive (even as to Metabasis) license to develop, manufacture, have manufactured, market, import, use, offer for sale and sell any [REDACTED] Prodrug which Metabasis owns or controls or to which Metabasis has rights to grant licenses or sublicenses. If ICN exercises such option, the Parties will negotiate in good faith a collaborative agreement on commercially reasonable terms which will in no event be less favorable to ICN than those set forth in Section 7.1. If any of such terms cannot be agreed to by the Parties, the matter will be referred to arbitration pursuant to Article XIV and the determination of such terms will be made in accordance with the "last offer" procedure referred to in Section 14.4. Notwithstanding anything to the contrary contained in this Agreement, this Agreement does not and shall not at any time in the future grant any rights to Metabasis with respect to [REDACTED] or any [REDACTED] Prodrug.

      7.3   DISCOVERY OF NEW HEPATITIS B DRUGS

      For a period of five (5) years after the Closing Date, ICN will have the right to enter into an additional collaborative arrangement with Metabasis to apply the HepDirect Technology to the extent Metabasis has the right to grant licenses or sublicenses hereunder to compounds which ICN has the right to commercialize for the discovery of new pharmaceutical products for the treatment of Hepatitis B. If ICN exercises such right, the Parties will negotiate in good faith a collaborative agreement on commercially reasonable terms.

                                  ARTICLE VIII

                              INTELLECTUAL PROPERTY

      8.1   PATENT PROSECUTION AND MAINTENANCE

            (a) PATENTS COVERING INVENTIONS OWNED BY METABASIS. Metabasis will at its own expense, (i) prepare, file, prosecute and maintain (collectively, HANDLE) all Licensed Patents and any other patents covering inventions owned by Metabasis pursuant to this Agreement (such Licensed Patents and other patents being hereinafter collectively referred to as METABASIS PATENTS), (ii) consult with ICN as to the Handling of such Metabasis Patents in Major Market Countries as such Metabasis Patents relate to Products, and (iii) furnish to ICN copies of all documents relevant to any such Handling. Metabasis will furnish such documents and consult with ICN in sufficient time before any action by Metabasis is due to allow ICN to provide comments thereon, which comments Metabasis must consider. At Metabasis' expense and reasonable request, ICN shall cooperate, in reasonable ways in connection with the preparing, filing, prosecution and maintenance of all Metabasis Patents. Should Metabasis decide that it does not desire to Handle a patent or patent application within the Metabasis Patents in a country in the Territory, as it relates to Products, it will promptly advise ICN thereof. In such circumstances, ICN may, but is not obligated to, Handle the same at ICN's own cost, to the extent that ICN desires to do so.

            (b) PATENTS COVERING INVENTIONS OWNED BY ICN. ICN will, at its own expense, (i) Handle all patents or patent applications covering inventions owned by ICN, which claim the manufacture, formulation, use or sale of Products (other than Metabasis Patents) (the ICN PATENTS), (ii) consult with Metabasis as to the Handling of such ICN Patents in Major Market Countries as such patents relate to Products, and (iii) furnish to Metabasis copies of all documents relevant to any such Handling. ICN will furnish such documents and consult with Metabasis in sufficient time before any action by ICN is due to allow Metabasis to provide comments thereon, which comments ICN must consider. At ICN's expense and reasonable request, Metabasis shall cooperate, in reasonable ways, in connection with the preparing, filing, prosecution and maintenance of all ICN Patents. Should ICN decide that it does not desire to Handle a patent or patent application within the ICN Patents in a country in the Territory, as it relates to Products, it will promptly advise Metabasis thereof. In such circumstances, Metabasis may, but is not obligated to, Handle the same at Metabasis' own cost and expense, to the extent that Metabasis desires to do so.

            (c) COOPERATION OF THE PARTIES. Each Party agrees to cooperate fully in the preparation, filing, prosecution and maintenance of any patents or patent applications under this Agreement. Such cooperation includes, but is not limited to:

                        (i) executing all papers and instruments, or requiring its employees or agents to execute all such papers and instruments, so as to effectuate in accordance with this Agreement the ownership of inventions, patents and patent applications set forth in Sections 8.4(a) - 8.4(b) herein, and to enable the other party to apply for and to prosecute patent applications in any country; and

                        (ii) promptly informing the other Party of any matters coming to such Party's attention that may affect the preparation, filing, prosecution or maintenance of any such patent applications or patents.

      8.2   NOTIFICATION OF INFRINGEMENT

      If a Party learns of infringement or threatened infringement or misappropriation by a Third Party of any Licensed Patent, non-Licensed Patent or Licensed Technology relating to Products within the Territory, it will promptly notify the other Party and provide the other Party with all available evidence.

      8.3   PATENT ENFORCEMENT

      ICN shall have the first right to bring and control any action or proceeding with respect to infringement of any patent claiming or otherwise related to the use, manufacture or sale of Products at its own expense and by counsel of its own choice, and Metabasis shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If ICN fails to bring an action or proceeding within (a) sixty (60) days following the notice of alleged infringement or (b) ten (10) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, Metabasis shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and ICN shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. In the event a Party brings an infringement action, the other Party shall cooperate fully, including if required to bring such action, the furnishing of a power of attorney. Any settlement or other action by a Party which requires payment or other action by the other Party, subjects the other Party to liability or otherwise adversely affects the other Party will require the other Party's prior written consent, which will not be unreasonably withheld or delayed. The Party which actually brings the action shall be entitled to any damage award and other recoveries resulting therefrom, provided that to the extent that any such damage award or other recovery realized by ICN constitutes compensation for lost sales, the excess of such award or recovery, net of the litigation and related expenses of obtaining such award or recovery, shall be treated as Net Sales hereunder with respect to which royalties shall be payable pursuant to Section 4.3 of this Agreement.

      8.4   OWNERSHIP

            (a) METABASIS OWNED INVENTIONS. As between Metabasis and ICN, Metabasis shall own all rights in and to any and all inventions made by or on behalf of Metabasis or ICN during the Term of this Agreement with respect to HepDirect Technology including, without limitation, any and all patents, patent claims or patent applications claiming any of the foregoing, but excluding all items set forth in
Section 8.4 (b)(i) below.

            (b) ICN OWNED INVENTIONS. As between Metabasis and ICN, ICN shall own all rights in and to any and all inventions made solely by or on behalf of ICN during the Term of this Agreement with respect to any of the following:

                        (i) the manufacture (including scale-up), formulation, use or sale of Products,

                        (ii) any liver delivery technology or any compound that does not involve the HepDirect Technology,

including, without limitation, any and all patents, patent claims or patent applications claiming any of the foregoing. ICN will grant to Metabasis a right to practice any such invention which is made with respect to Section 8.4(b)(i) above, together with a right to sublicense such right, on the basis of a royalty and other terms that are commercially reasonable (which royalty and other terms will be determined by arbitration pursuant to Article XIV in accordance with the "last offer" procedure referred to in Section 14.4 if the Parties cannot reach agreement thereon after good faith negotiation between them), so long as such right to practice and such sublicense does not enable Metabasis or such sublicensee to compete with any of the Products manufactured, used or sold by ICN.

            (c) ASSIGNMENT OF INVENTIONS. ICN agrees to assign, and hereby does assign all intellectual property rights in and to any and all inventions addressed in sections 8.4(a) herein, as is necessary to vest ownership of such inventions as set forth in sections 8.4(a). If the foregoing assignment would be void or impermissible in a given country, then the assigning Party automatically shall be deemed to have granted to the other Party the exclusive (co-exclusive with respect to jointly owned inventions) perpetual, irrevocable, fully paid-up, freely sublicensable license to use and practice such invention, and all intellectual property rights related thereto, in such country for any and all purposes consistent with this Agreement, and which license shall survive any expiration or termination of this Agreement.

      8.5   TRADEMARKS

      ICN will own all trademarks associated with or used in connection with the manufacture, marketing and sale of any Products, together with associated goodwill, excluding the mark "HepDirect" and any variants thereof and any goodwill associated therewith which shall be owned by Metabasis. ICN will be responsible for obtaining, maintaining and protecting all applicable trademarks in connection with the manufacture, marketing and sale of any Products.

      8.6   DEFENSE OF INFRINGEMENT AND INVALIDITY ACTIONS

            (a) Each Party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either of the parties pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party.

            (b) ICN will have the first right and, if exercised, will have primary responsibility for and control over the defense of any legal action brought by any Third Party in which ICN, any of its Affiliates or Sublicensees is or becomes a defendant and which is related to alleged infringement of a Third Party patent, as a result of the development or sale of Products, and Metabasis shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Metabasis will reimburse ICN for twenty-five percent (25%) of the costs reasonably incurred by ICN in connection with such defense, settlement, and/or damage award, if, when and as incurred. If ICN fails to proceed in a timely fashion with regard to such defense, Metabasis shall have the right to control any such defense, and ICN shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. In such case, ICN will reimburse Metabasis for seventy-five percent (75%) of the costs reasonably incurred by Metabasis in connection with such defense, settlement, and/or damage award, if, when and as incurred. The defending Party will at all times keep the other Party reasonably informed as to the status of any such action. Any settlement or other action by a Party which requires payment or other action by the other Party, subjects the other Party to liability or otherwise adversely affects the other Party will require the other Party's prior written consent, which will not be unreasonably withheld or delayed.

                                   ARTICLE IX

             REPRESENTATIONS, WARRANTIES AND LIMITATION OF LIABILITY

      9.1   REPRESENTATIONS OF METABASIS

      Metabasis represents and warrants to ICN as follows.

            (a) Metabasis is a corporation duly organized under the laws of the State of Delaware, and has all requisite legal and corporate power and authority to carry on its business and to perform its obligations under this Agreement. All action on the part of Metabasis necessary for the execution and delivery of this Agreement and the performance of Metabasis' obligations under this Agreement has been taken. The person(s) executing this Agreement on behalf of Metabasis have all necessary corporate powers and have been duly authorized by Metabasis to execute, and deliver this Agreement on its behalf. This Agreement constitutes a valid and binding obligation of Metabasis, enforceable in accordance with its terms. Except as have been or will be obtained by Metabasis and except for Product Registration, no permit, consent, approval or authorization of, or declaration to or filing with, any person, party or governmental authority is required in connection with the delivery, consummation, or performance by Metabasis of this Agreement.

            (b) The execution, delivery and performance of this Agreement by Metabasis will not, with or without notice or the passage of time or both, result in any violation of, be in conflict with or constitute a default under any material contract, obligation or commitment to which Metabasis is a Party or by which it is bound, or, to the best knowledge of Metabasis, any statute, rule or governmental regulation applicable to Metabasis.

            (c) To the best knowledge of Metabasis, Metabasis owns, and will own, all right, title and interest in and to the Licensed Patents and Licensed Technology as they exist from time to time during the Term. There are no adverse actions, suits, or claims pending or threatened against Metabasis in any court or by or before any governmental body or agency with respect to the Licensed Technology or the Licensed Patents and, to the best knowledge of Metabasis, there are no Third Party patents which would reasonably be expected to give rise to such actions, suits or claims.

            (d) Metabasis has not granted a license to any Third Party or Affiliate covering any PMEA prodrugs or any other part of the HepDirect Technology that would prevent ICN from fully benefiting from this Agreement and has shown ICN all Metabasis compounds that Metabasis has tested, or as to which Metabasis has acquired data, which indicate potential usefulness against Hepatitis B.

      9.2   REPRESENTATIONS OF ICN

      ICN represents and warrants to Metabasis as follows.

            (a) ICN is a corporation duly organized under the laws of the State of Delaware. ICN has all requisite legal and corporate power and authority to carry on its business and perform its obligations under this Agreement. All action on the part of ICN necessary for the execution and delivery of this Agreement and the performance of ICN's obligations under this Agreement has been taken. The person(s) executing this Agreement on behalf of ICN have all necessary corporate powers and have been duly authorized by ICN to execute this Agreement on its behalf. This Agreement constitutes a valid and binding obligation of ICN, enforceable in accordance with its terms. Except as have been or will be obtained by ICN and except for Product Registration, no permit, consent, approval or authorization of, or declaration to or filing with, any person, party or governmental authority is required in connection with the delivery, consummation or performance by ICN of this Agreement.

            (b) The execution, delivery and performance of this Agreement by ICN will not, with or without notice or the passage of time or both, result in any violation of, be in conflict with or constitute a default under any material contract, obligation or commitment to which ICN is a party or by which it is bound, or, to the best knowledge of ICN, any statute, rule or governmental regulation applicable to ICN.

      9.3   DISCLAIMER OF WARRANTIES

      EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE LICENSED COMPOUND, THE LICENSED TECHNOLOGY AND PRODUCTS LICENSED BY METABASIS TO ICN UNDER THIS AGREEMENT ARE PROVIDED "AS IS," AND METABASIS EXPRESSLY DISCLAIMS ANY AND ALL OTHER WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR

PURPOSE, AND NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES. Without limiting the generality of the foregoing, Metabasis expressly disclaims any warranty of (a) the success of any study or test commenced pursuant to this Agreement, or (b) the safety or usefulness for any purpose of the Licensed Compound, the Licensed Technology or Products.

                                    ARTICLE X

                                INDEMNIFICATION

      10.1  INDEMNIFICATION BY ICN

      ICN will at all times, during and after the Term, indemnify, defend and hold harmless Metabasis, its Affiliates, and its directors, officers, employees, and agents against any and all claims, demands, actions and liabilities, including reasonable attorneys' fees and costs (collectively, CLAIMS), arising out of or relating to (i) any breach of any representation, warranty or covenant of ICN under this Agreement or (ii) the possession, storage, transport, manufacture, use, administration, sale, distribution or other disposition of the Licensed Compound or Products by or on behalf of ICN or its Affiliates or Sublicensees. This indemnity obligation will not apply to:

            (a)   any Claim indemnifiable by Metabasis under Section 10.2; or

            (b) to the extent that any claim, loss, damage, liability or Third Party claim or suit is the result of any grossly negligent act or willful misconduct of Metabasis, its Affiliates, or its Sublicensees, or their directors, officers, employees or agents.

      10.2  INDEMNIFICATION BY METABASIS

      Metabasis will at all times, during and after the Term, indemnify, defend and hold harmless ICN, its Affiliates, and its Sublicensees and their respective directors, officers, employees and agents against any and all Claims arising out of or relating to any breach of any representation, warranty or covenant of Metabasis under this Agreement. This indemnity obligation will not apply with respect to:

            (a) any claims against ICN or its Affiliates that are for personal injury or death based on or relating to the Licensed Compound sold or Products sold by or on behalf of ICN, its Affiliates or its Sublicensees.

            (b)   any Claim indemnifiable by ICN under Section 10.1; or

            (c) to the extent that any claim, loss, damage, liability or Third Party claim or suit is the result of any grossly negligent act or willful misconduct of ICN, its Affiliates, or its Sublicensees, or their directors, officers, employees or agents.

      10.3  OBLIGATIONS OF THE PARTY SEEKING TO BE INDEMNIFIED

      If any party entitled to indemnity under this Article X (in each case, an INDEMNIFIED PARTY) desires to seek indemnity under this Agreement from Metabasis or ICN, as the case may be (in each case, an INDEMNIFYING PARTY), the Indemnified Party will as soon as reasonably practicable give notice to the Indemnifying Party, including full particulars of any Claim to the extent known to the Indemnified Party. Failure to give timely notice to the Indemnifying Party will not release the Indemnifying Party from any liability to the Indemnified Party except to the extent that the Indemnifying Party is injured by such delay. The Indemnifying Party will have the right, by prompt notice to the Indemnified Party, to assume the defense of the matter at the cost of the Indemnifying Party. If the Indemnifying Party does not assume the defense of the claim or, having done so, does not pursue the defense, the Indemnified Party may assume the defense, with counsel of its choice, but at the cost and for the account of the Indemnifying Party. If the Indemnifying Party so assumes such defense, the Indemnified Party may participate through counsel of its choice, but the cost of such counsel will be for the account of the Indemnified Party. The Party not assuming the defense of the claim will render all reasonable assistance to the Party assuming the defense, and all out-of-pocket costs of such assistance will be for the account of the Indemnifying Party. No such claim will be settled other than by the Party defending the claim, and then only with the consent of the other Party, which will not be unreasonably withheld. In the event that the Indemnified Party is an Affiliate, director, officer, employee or agent of a Party to this Agreement, such Indemnified Party's rights to indemnification shall be pursued through and such Indemnified Party shall be represented for such purposes by such Party to this Agreement.

                                   ARTICLE XI

                         CONFIDENTIALITY AND PUBLICATION

      11.1  CONFIDENTIALITY

      Subject to Section 11.2, during the Term and for five (5) years after the Term, each Party will maintain in confidence, to the same extent to which such Party maintains its own proprietary information, all information and materials disclosed by the other Party, including Licensed Patents and Licensed Technology, whether provided prior to or after the Closing Date, and will not use such information or materials for any purpose except as permitted by this Agreement, and will not disclose such information and materials to anyone other than those of its Sublicensees, Affiliates, potential Sublicensees, employees, consultants, agents or subcontractors as are necessary in connection with such Party's activities pursuant to this Agreement. Each Party will obtain a written agreement from its Sublicensees, potential Sublicensees, consultants, agents and subcontractors (if any), prior to disclosure, to hold in confidence and not make use of such trade secrets or other proprietary information for any purpose other than as permitted by this Agreement.

      11.2  DISCLOSURE

      The obligation of confidentiality in this Agreement does not apply to the extent that

            (a) either Party (as such, the RECIPIENT) is required to disclose information by order or regulation of a governmental agency or a court of competent jurisdiction, or under the securities laws of any jurisdiction or in connection with any filing of information with the U.S. Securities and Exchange Commission or any stock exchange upon which its securities are listed, except that the Recipient will not make any such disclosure (other than as required under the securities laws of any jurisdiction or in connection with any filing of information with the U.S. Securities and Exchange Commission or any stock exchange upon which its securities are listed) without first notifying the other Party and allowing such other Party a reasonable opportunity to seek injunctive relief from (or protective order with respect to) the obligation to make such disclosure;

            (b) the Recipient can demonstrate that (i) the disclosed information was at the time of such disclosure to the Recipient already in (or later enters) the public domain other than as a result of actions of the Recipient, Recipient's Affiliates, employees, Sublicensees, agents or subcontractors in violation of this Agreement; (ii) the disclosed information was rightfully known by the Recipient or its Affiliates (as shown by its written records) prior to the date of disclosure to the Recipient in connection with the negotiation, execution or performance of this Agreement or independently generated by the Recipient or its Affiliates at any time; or (iii) the disclosed information was received by the Recipient or its Affiliates on an unrestricted basis from a source unrelated to either Party to this Agreement and not under a duty of confidentiality to the other Party;

            (c) disclosure is made to a government regulatory agency as part of such agency's product license approval process, provided, however, that the Recipient will notify the other Party, limit the disclosure to the extent permitted and, where appropriate, seek confidential treatment; or

            (d) disclosure is necessary to obtain or secure patent protection of any Licensed Patents or Licensed Technology, provided, however, that the Recipient will notify the other Party, limit the disclosure to the extent permitted and, where appropriate, seek confidential treatment.

      11.3  PUBLICITY

      Except as otherwise provided in this Agreement (including without limitation Section 11.2) or required by law or regulation, no Party will originate any publication, news release or other public announcement, written or oral, whether in the public press, stockholders' reports or otherwise, relating to this Agreement or to any sublicense under this Agreement, or to the performance under this Agreement or under any sublicense under this Agreement, without the prior written approval of the other Party, which approval will not be unreasonably withheld or delayed.

      11.4  SCIENTIFIC PUBLICATIONS

      ICN and Metabasis will seek to arrive at a consensus as to the publication of scientific articles concerning the Licensed Compound or Products. Absent such a consensus, ICN shall be free to publish scientific articles about the Licensed Compound or Products in scientific publications but Metabasis may only do so with the consent of ICN, which consent may not be unreasonably withheld or delayed. Notwithstanding the immediately preceding sentence, Metabasis shall be free to publish scientific articles concerning the HepDirect Technology generally and concerning a compound which may become a Substituted Compound but only prior to its becoming a Substituted Compound, provided, however, that ICN is given thirty (30) days advanced written notice by Metabasis of any such proposed publication concerning the HepDirect Technology generally or concerning a compound which may become a Substituted Compound.

                                   ARTICLE XII

                              TERM AND TERMINATION

      12.1  TERM

            (a) The Term of this Agreement (the TERM) commences as of the Closing Date and, unless sooner terminated in accordance with this Agreement, will expire in each country in the Territory with respect to a Product upon the occurrence of the later of

                        (i) the expiration or invalidation of the last to expire or be invalidated of the Licensed Patent(s) which but for this Agreement would be infringed by the sale of such Product using such Licensed Patents in such country, including any extension of such Licensed Patents; and

                        (ii) ten (10) years after the First Commercial Sale in such country of such Product.

            (b) Upon expiration of the Term in a country with respect to any Product, ICN will have a perpetual, fully paid-up, royalty free, non-exclusive license within the Field in such country (with the right to grant sublicenses in accordance with Section 2.2) to develop, manufacture, have manufactured, market, import, use, offer for sale, and sell such Product.

      12.2  [INTENTIONALLY OMITTED]

      12.3  TERMINATION FOR CAUSE

            (a) Either Party (as such, the NON-BREACHING PARTY) may terminate this Agreement if

                        (i) the other Party (as such, the BREACHING PARTY) does not comply with any of its material obligations in this Agreement;

                        (ii) the Non-Breaching Party gives notice to the Breaching Party specifying the nature of the default, requiring the Breaching Party to cure the default, and referring to the Non-Breaching Party's right to terminate this Agreement pursuant to this Section 12.3;

                        (iii) the Chief Executive Officer of Metabasis and the head of Research and Development and/or Executive Vice President of Strategic Planning of ICN have met and been unable to resolve any dispute arising from the alleged default within the thirty (30) days following the notice referred to in Section 12(a)(ii) (each of the Parties hereby agreeing to cause such individuals to meet promptly); and

                        (iv) the default is not cured within sixty (60) days after the receipt of such notice (or, in the event that cure cannot be effected within such sixty (60) day period, reasonable efforts by the Breaching Party are not commenced and continuing throughout such period and the default is not finally cured within one hundred and twenty (120) days after the receipt of such notice).

            (b) Upon the occurrence of any event under Section 12.3(a) that entitles a Party to terminate this Agreement, such Party may deliver to the other Party written notice of termination of this Agreement, and the termination will be effective upon delivery of such notice. The right to terminate will be in addition to and not in substitution for any other available remedy.

            (c)   If Metabasis has the right to terminate this Agreement under
Section 12.3(a), Metabasis at its option, instead of terminating this Agreement, may by written notice to ICN convert the license granted under Section 2.1 (including the right to sublicense under Section 2.2) into a non-exclusive license. All other provisions of this Agreement will otherwise remain in effect.

            (d) A Party entitled to terminate this Agreement, or convert the license under this Agreement, under this Section 12.3 may elect to terminate or convert with respect to a particular country or countries in the Territory rather than the entire Territory by giving written notice of such election in the notice of intent to terminate or convert the license. If a Party elects to terminate with respect to a particular country, the licenses and other rights granted to ICN pursuant to Article II with respect to that particular country will terminate.

            (e) Notwithstanding Section 12.3(a), if the default of the Breaching Party giving rise to the Non-Breaching Party's right of termination is of a non-financial nature and is limited to a particular country or countries, other than a Major Market Country, and the results of that default extend only within that country or countries, the Non-Breaching Party may terminate or convert the license only with respect to the country or countries where such default has occurred. Nothing in this Section 12.3 shall limit any remedies otherwise available to either Party.

            (f) Waiver by either Party of any event or succession of events giving rise to the right of termination will not deprive the waiving Party of the right to terminate this Agreement under this Section 12.3 on the basis of any subsequent event giving rise to such right.

      12.4  RIGHTS AND OBLIGATIONS UPON TERMINATION FOR CAUSE

      Upon any termination by Metabasis under Section 12.3 with respect to a particular country or countries, all licenses and other rights granted to ICN pursuant to Article II will terminate with respect to such country or countries. Upon such termination of all licenses and rights, Metabasis will have an option, executable for a period of [REDACTED] commencing on the effective date of the termination, to acquire ICN's clinical information and data generated with respect to its development activities for the Licensed Compound and Products, all INDs, NDAs and other Product Registrations applicable to all Licensed Compounds and Products, with respect to such country or countries, so as to enable Metabasis or its assignees, sublicensees or distributors to continue to develop, manufacture, market and sell the Products in such country or countries. If Metabasis elects to exercise its option, it will give notice to ICN of such exercise together with the notice of termination and a proposed purchase price and ICN will make the items referred to in the immediately preceding sentence promptly available to Metabasis. The Parties will then negotiate in good faith the price and other terms of the acquisition and consummate the transaction within the [REDACTED] following such notice to ICN. If the Parties do not consummate the purchase and sale of the above referenced ICN product rights within such [REDACTED] period, the matter will be referred to arbitration in accordance with Article XIV and the price and other terms of the acquisition will be determined in accordance with the "last offer" procedure referred to in Section 14.4. The price of such acquisition shall be paid by Metabasis to ICN or, at Metabasis' option, credited against the amount of damages, if any, ultimately determined to be due to Metabasis as a result of the default giving rise to such right of termination. In the event that such credit exceeds the amount of such damages, then, until such excess has been reimbursed to ICN, Metabasis shall pay ICN the amount of such excess either by

            (a) paying over to ICN, as and when received by Metabasis, all license fees, milestones or other cash considerations and/or the value of non-cash considerations, if Metabasis grants a license or licenses to Third Parties with respect to the Products; or

            (b) paying to ICN a royalty equal to [REDACTED] on the first [REDACTED] of Net Sales of each Product and [REDACTED] on Net Sales of each Product in excess of [REDACTED], if Metabasis or its Affiliates sell the Products.

      12.5  SURVIVING PROVISIONS

      The Parties' rights and obligations under Sections 4.8, 11.1, 11.2, 11.3 and Articles VII (except in the case of a termination for cause under Section
12.3 where ICN is the Breaching Party), X, XII, XIII and XIV will survive any termination and expiration of this Agreement. Termination or expiration of this Agreement for any reason will be without prejudice to any rights accrued to the benefit of either Party prior to termination or expiration and will not relieve either Party from obligations expressly indicated to survive termination or expiration of this Agreement. Termination or expiration of this Agreement will not terminate ICN's obligation to pay all royalties accrued. Any other provisions of this Agreement required to interpret and enforce the Parties' rights and obligations under this Agreement will also survive to the extent required for the full observation and performance of this Agreement by the Parties.

                                  ARTICLE XIII

                             ASSIGNMENT; SUCCESSORS

      13.1  ASSIGNMENT

            (a) Subject to Section 13.1(d), neither this Agreement nor any interest under this Agreement may be assigned by ICN without the prior written consent of Metabasis.

            (b) Subject to Section 13.1(d), neither this Agreement nor any interest under this Agreement may be assigned by Metabasis without the prior written consent of ICN.

            (c) No assignment or sublicense will release ICN, its Affiliates or its Sublicensees from any liability under this Agreement.

            (d) Each of ICN and Metabasis may assign this Agreement or any rights or performance obligations under this Agreement to any wholly owned Affiliate or to any successor by merger, consolidation or sale of substantially all of the assets used in the business which is the subject of this Agreement.

            (e) Any assignment not made in accordance with this Section 13.1 will be void.

      13.2  BINDING UPON SUCCESSORS AND ASSIGNS

      Subject to the limitations on assignment under Section 13.1, this Agreement binds all successors in interest and assigns of Metabasis and ICN. Any successor or assignee of ICN's or Metabasis' interest will expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by ICN or Metabasis, as the case may be.

      13.3  PARTIES GUARANTEE PERFORMANCE OF AFFILIATES

      Each Party shall remain responsible for and shall guarantee the performance of this Agreement by its Affiliates to which this Agreement has been assigned, and shall cause such Affiliates to comply with the provisions of this Agreement in connection with such performance. Each Party hereby expressly waives any requirement that the other Party exhaust any right, power or remedy, or proceed against an Affiliate, for any obligation or performance hereunder prior to proceeding directly against such Party.

                                   ARTICLE XIV

                               DISPUTE RESOLUTION

      14.1  ARBITRATION

      Subject to Section 14.2, any dispute, controversy or claim arising under, out of or in connection with this Agreement, or the breach thereof, including any subsequent amendments, will be referred to and finally settled by the American Arbitration Association ("AAA") in accordance with the Commercial Arbitration Rules in force on the date of commencement of the arbitration. The arbitration will be binding and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. There will be three arbitrators, one arbitrator selected by Metabasis and one arbitrator selected by ICN, which arbitrators will then jointly select the third arbitrator. If either party fails to nominate an arbitrator within thirty (30) days from the date of notification made to it of the other Party's request for arbitration, then the AAA will appoint the arbitrator in accordance with its rules. The place of the arbitration will be Los Angeles, California and California law will be applied. Each of the arbitrators will have at least 10 years experience in commercial transactions. The arbitration will commence within thirty (30) days after appointment of the arbitrators and will continue uninterrupted, unless otherwise suspended by the arbitrators for good cause, for not longer than one hundred and twenty (120) days (including without limitation any discovery permitted by the arbitrators). The arbitrators will, within such one hundred and twenty (120) day period, render a written decision with findings of fact and conclusions of law and deliver such decision to the Parties. The decision of the arbitrators will be final and non-appealable and binding upon the Parties, and may be entered and enforced in any court having jurisdiction.

      14.2  PRE-ARBITRATION DISPUTE RESOLUTION

      No dispute under this Agreement will be referred to arbitration under
Section 14.1 until the following procedures have been satisfied. The Chief Executive Officer of Metabasis and the head of the Research and Development and/or Executive Vice President of Strategic Planning of ICN will meet to review any dispute with respect to the interpretation of any provision of this Agreement or with respect to the performance of either Party under this Agreement. Such review will be initiated by one Party sending written notice of the dispute to the other Party, and as soon as practicable, but in any event within 30 days of such notice, the designated representatives of the Parties will meet for attempted resolution by good faith negotiations. If such representatives are unable to resolve such dispute within thirty (30) calendar days after a meeting to discuss the dispute, either Party may at any time provide written notice to the other Party specifying the terms of the dispute in reasonable detail and notifying the other Party of its decision to institute arbitration proceedings under Section 14.1.

      14.3  PROVISIONAL REMEDY

      Nothing in this Agreement limits the right of either Party to seek to obtain in any court of competent jurisdiction any interim relief or provisional remedy, including injunctive relief. Seeking or obtaining any interim relief or provisional remedy in a court will not be deemed a breach or waiver of this agreement to arbitrate.

      14.4  "LAST OFFER" PROCEDURE

      In the case of any dispute as to which this Agreement calls for the "last offer" procedure to be applicable, each Party will submit to the arbitrators and exchange with the other Party in advance of the hearing its last, best offer. The arbitrators will be limited to awarding only one or the other of the two amounts and/or submissions.

      14.5  CONFIDENTIALITY

      Subject to Article 11 or as otherwise required by law, the existence of the dispute, any settlement negotiations, the arbitration hearing, any submissions (including exhibits, testimony, proposed ruling, and briefs), and the rulings of the arbitrators will be deemed Confidential Information. The arbitrators will have the authority to impose sanctions for unauthorized disclosure of Confidential Information.

                                   ARTICLE XV

                               GENERAL PROVISIONS

      15.1  RELATIONSHIP OF THE PARTIES

      For purposes of this Agreement, the relationship of Metabasis to ICN is that of an independent contractor. Metabasis and ICN are not joint venturers, partners, principal and agent, master and servant or employer and employee. With respect to the subject matter of this Agreement, Metabasis and ICN have no power to bind or obligate each other in any manner, other than as expressly set forth in this Agreement. A change of this relationship is not excluded by this Agreement.

      15.2  EXCUSABLE DELAY

      The failure or omission by a Party in the performance of any obligation under this Agreement will not be deemed a breach of this Agreement or create any liability if it arises from any cause or causes beyond the control of the Party, such as strikes, riots, war, acts of God, invasion, fire, explosion, floods, delay of carrier, shortage or failure in the supply of materials, energy shortage and acts of government or governmental agencies or instrumentalities. If due to such an event either Party is delayed or hindered in or prevented from the performance of its duties or doing acts required under the terms of this Agreement, the performance of such act will be excused for the period of the delay not to exceed ninety (90) days. A Party subject to such an excusable delay will take all reasonable steps to resolve any condition forming the basis of the delay.

      15.3  NOTICES

      All notices, consents, requests, waivers and other communications required or permitted under this Agreement:

            (a) must be in writing, signed by an authorized officer of the sender , and sent by personal delivery, fax (with confirmation copy), internationally recognized courier, or certified or registered mail, postage prepaid (airmail where applicable);

            (b)   will be deemed to be given when actually received; and

            (c) must be sent to the receiving Party at the address or fax number, as applicable, set forth below, or any replacement address or fax number notified to the sender by notice actually received by the sender:



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
                        if to Metabasis, to:

                        Metabasis Therapeutics, Inc.
                        9390 Towne Centre Drive
                        San Diego, California  92122
                        Attention:  Chief Executive Officer

                        with a copy to:

                        Thomas A. Coll, Esq.
                        Cooley Godward LLP
                        4401 Eastgate Mall
                        San Diego, California  92121

                        if to ICN, to:

                        ICN Pharmaceuticals, Inc.
                        3300 Hyland Avenue
                        Costa Mesa, California  92626
                        Attention:  Head of Research and Development
                        Fax:  (714) 641-7207

                        with a copy to:

                        ICN Pharmaceuticals, Inc.
                        3300 Hyland Avenue
                        Costa Mesa, California 92626
                        Attention:  General Counsel
                        Fax:  (714) 641-7207


      15.4  EXPENSES

      Except as expressly provided otherwise in this Agreement, all legal and other costs and expenses incurred in connection with the negotiation and entering into of this Agreement and the transactions contemplated by this Agreement will be paid by the Party incurring such costs or expenses.

      15.5  FURTHER ASSURANCES

      Except as expressly provided elsewhere in this Agreement, each Party will at its expense promptly execute and deliver any further instruments and documents and take any further action as the other Party may reasonably request in order to give effect to the transactions contemplated by this Agreement.



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
      15.6  AMENDMENT

      This Agreement may not be altered or otherwise amended except by an instrument in writing signed by each of the Parties.

      15.7  WAIVER

      A Party may, by written instrument executed by such Party, extend the time for the performance of any obligations of the other Party, waive any inaccuracies and representations by the other Party in this Agreement or in any document delivered pursuant to this Agreement or waive compliance by the other Party with any of the covenants, conditions or performance of any of its obligations under this Agreement. Any such waiver or failure to insist upon strict compliance with such covenant, condition or obligation will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

      15.8  NO THIRD PARTY BENEFICIARIES

      This Agreement does not confer any rights, remedies, agreements, undertakings, obligations or liabilities on any person other than the successors-in-interest and permitted assigns of each Party.

      15.9  ENTIRE AGREEMENT

      This Agreement constitutes the entire agreement between the Parties with respect to its subject matter and supersedes all prior discussions, negotiations, correspondence, agreements, and understandings, both oral and written, between the Parties with respect to its subject matter, including without limitation that certain letter of intent dated August 3, 2001 between ICN and Metabasis as amended.

      15.10 CONSTRUCTION

      The Parties have participated jointly in the negotiation and drafting of this Agreement. If a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring a party because of the authorship of any provision of this Agreement.

      15.11 INCORPORATION OF EXHIBITS

      All Exhibits identified in this Agreement are incorporated by reference and made a part of this Agreement.

      15.12 COUNTERPARTS

      This Agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed to be an original and all of which together will constitute one and the same agreement.

      15.13 SEVERABILITY

      If any provision of this Agreement is finally determined to be invalid, unlawful or incapable of being enforced in a jurisdiction, (i) it will be deemed to be severed from this Agreement in such jurisdiction, (ii) every other provision of this Agreement will remain in full force and effect in such jurisdiction, (iii) the Parties will negotiate in good faith to modify this Agreement so as to achieve the original intent of the Parties as closely as possible in an acceptable manner with respect to such jurisdiction and (iv) such invalidity, unlawfulness or unenforceability will not affect the interpretation or enforcement of this Agreement in any other jurisdiction.

      15.14 BANKRUPTCY

      All rights and licenses granted under or pursuant to this Agreement by Metabasis to ICN are, and will otherwise be deemed to be, for purposes of
Section 365(n) of the Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101(35A) of the Bankruptcy Code. ICN, as a licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code.

      15.15 REMEDIES CUMULATIVE

      The rights and remedies of the Parties under this Agreement are in addition to any other rights available to them at law or in equity. The use of any right or remedy by a Party does not preclude or waive the right to use any other remedies. This Section 15.15 does not limit the obligations of the Parties under Section 14.1 and Section 14.2.

      15.16 GOVERNING LAW

      This Agreement will be governed by and construed in accordance with the laws of the State of California without regard to its principles regarding conflicts of law.

      IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives as of the date set forth above.


                        METABASIS THERAPEUTICS, INC.


                        By: /s/ Paul Laikind
                            ------------------------------------------
                        Name: Paul Laikind
                        Title: Chairman, Chief Executive Officer and President


                        ICN PHARMACEUTICALS, INC.


                        By: /s/ Bill A. MacDonald
                            ------------------------------------------
                        Name: Bill A. MacDonald
                        Title: Executive Vice President, Strategic Planning

                                   SCHEDULE A

                                  CONFIDENTIAL
                                  ------------


[Redacted]

U.S. (CIP2)    09/392,352         9/8/99       Issued (pd. NOA on 8/1/01)

PCT            PCT/US99/04908     3/6/98       Published 9/10/99 as WO99/45016

[Redacted]

Europe         99912300.3         3/6/98       Published 12/20/00 as No. 1060182

Hong Kong      01102253.7         3/6/98       Published 6/15/01 as No. 1031386A

[Redacted]
[Redacted]

PCT            PCT/US00/05672     3/5/99       Published 9/8/00 as WO00/52015

[Redacted]

                                  CONFIDENTIAL
                                  ------------
[Redacted]

PCT            PCT/US00/24693     9/8/99       Published 3/15/01 as WO01/18013



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